Exhibit 5.1

March 5, 2007

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Ladies and Gentlemen:

We are acting as counsel to PAETEC Holding Corp., a Delaware corporation (the “Company”), in connection with its registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), of (i) a maximum of 10,000,000 shares of common stock of the Company (the “2007 Plan Shares”) issuable pursuant to the PAETEC Holding Corp. 2007 Omnibus Incentive Plan (the “2007 Plan”) and (ii) a maximum of 25,636,230 shares of common stock of the Company (the “Assumed Plan Shares”) issuable pursuant to outstanding stock options under the PAETEC Corp. 2001 Stock Option and Incentive Plan, the PAETEC Corp. 1998 Incentive Compensation Plan, the US LEC Corp. 1998 Omnibus Stock Plan and the Nonqualified Stock Option Agreement for Director of PAETEC Corp., which plans (collectively, the “Assumed Plans”) were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of August 11, 2006, as amended, among PAETEC Corp., US LEC Corp., the Company, WC Acquisition Sub P Corp. and WC Acquisition Sub U Corp. (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	A copy of the 2007 Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

2.	A copy of each of the Assumed Plans, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Registration Statement.

4.	The Merger Agreement.

PAETEC Holding Corp.

5.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 28, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Resolutions of the Board of Directors of the Company, adopted effective as of August 11, 2006, January 22, 2007, January 25, 2007 and February 24, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Resolutions of PAETEC Corp., as the sole stockholder of the Company, adopted effective as of August 12, 2006 and January 26, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

9.	A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company, the 2007 Plan and the Assumed Plans.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law” means the statutory provisions contained in the Delaware General Corporation Law, as amended, all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(i)	following (a) effectiveness of the Registration Statement, (b) issuance of the 2007 Plan Shares pursuant to the terms of the 2007 Plan and the award agreements thereunder and (c) receipt by the Company of the consideration for the 2007 Plan Shares specified in the applicable resolutions of the Board of Directors and the 2007 Plan and the award agreements thereunder, the 2007 Plan Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable; and

PAETEC Holding Corp.

(ii)	following (a) effectiveness of the Registration Statement, (b) issuance of the Assumed Plan Shares pursuant to the terms of the Assumed Plans and the award agreements thereunder and (c) receipt by the Company of the consideration for the Assumed Plan Shares specified in the applicable resolutions of the Board of Directors and the Assumed Plans and the award agreements thereunder, the Assumed Plan Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P.